(99) Press Release



AK Steel Announces Additional $100 Million Stock Repurchase Plan


     MIDDLETOWN, OH, May 15, 1996 -- AK Steel (NYSE: AKS) said today its board of directors approved a second plan authorizing the company to repurchase from time to time up to $100 million of its outstanding equity securities. The equity securities consist of approximately 26.6 million shares of common stock and approximately 5.2 million shares of 7.00% mandatorily convertible preferred stock.

     The company said it recently completed the repurchase of $100 million in its own equity securities its board authorized last October. Under the initial program, AK Steel repurchased approximately 2.3 million shares of its mandatorily convertible preferred stock and approximately 0.6 million shares of its common stock.

     "Completion of the initial repurchase program and our board's action today reflects AK Steel's ongoing commitment to enhancing shareholder value," said Thomas C. Graham, chairman. "Coupled with a significant appreciation in the value of AK Steel's common stock since our initial public offering just two years ago, we're gratified to announce this new plan."

     The new share repurchase program announcement was made following the company's annual shareholder's meeting in New York. AK Steel's board also declared a regular quarterly dividend of $0.538125 per share on its mandatorily convertible preferred stock (Stock Appreciation Income Linked Securities, or "SAILS"), payable on July 15, 1996 to shareholders of record June 14, 1996.

     AK Steel produces low-carbon flat-rolled steel for automotive, appliance, construction and other markets. The company employs about 5,700 people in plants and offices in Middletown and Ashland, Kentucky.